                                  EXHIBIT 99.1

CONTACT:    Leonard Carr
            Sr. Vice President
            713-783-8200
            lcarr@tidelmail.com

FOR IMMEDIATE RELEASE

TIDEL AMENDS SENIOR REVOLVING CREDIT LINE WITH JP MORGAN CHASE

HOUSTON,  TEXAS -- December 21, 2001 -- Tidel Technologies,  Inc. (Nasdaq: ATMS)
today announced that it has amended its Senior Revolving Credit Facility with JP
Morgan Chase. The amendment  restores Tidel's  compliance with the provisions of the agreement  and revises the terms to better  address the present needs of the company. The amended facility, among other things:

     -    Allows for  borrowings up to  $7,000,000 at the prime rate,  currently
          4.75%;

     -    Adjusts  the  borrowing  base  to  permit  greater  concentrations  of eligible accounts receivable from certain customers;

     -    Increases the maximum amount of eligible  inventory  includable in the borrowing base from $2,500,000 to $3,500,000; and

     -    Modifies  certain  financial  covenants  with  respect to tangible net worth  requirements  and interest  coverage ratios to better relate to the current financial position of the company.

James T. Rash, Chairman and CEO, stated, "Prior to the amendment,  Tidel was not in compliance  with certain  covenants  under the facility  primarily due to the establishment  of reserves for losses  related to Credit Card Center  during the quarter  ended June 30,  2001.  The  amendment  restores  this  working  capital facility to good  standing  and  provides  availability  for future  borrowings.
Presently  there is  approximately  $4,700,000  outstanding  under the facility, compared to $5,200,000 at June 30, 2001."

He added,  "We continue to work closely with the holders of our 6%  Subordinated
Convertible  Debentures  to  resolve  outstanding  issues  and  restructure  the obligations."

Tidel Technologies, Inc. is a manufacturer of automated teller machines and cash security equipment  designed for specialty retail marketers.  To date, Tidel has sold more than 30,000  retail ATMs and 115,000  retail cash  controllers  in the
U.S. and 36 other countries. More information about the company and its products may be found on the Internet at www.tidel.com.

"SAFE HARBOR" DISCLAIMER UNDER THE PRIVATE  SECURITIES  LITIGATION REFORM ACT OF
1995:  THIS  PRESS  RELEASE  CONTAINS  FORWARD-LOOKING   STATEMENTS,   INCLUDING
STATEMENTS AS TO ANTICIPATED OR EXPECTED RESULTS, BELIEFS,  OPINIONS, AND FUTURE
FINANCIAL  PERFORMANCE.  THE  FORWARD-LOOKING  STATEMENTS  ARE BASED ON  CURRENT
EXPECTATIONS AND ASSUMPTIONS AND INVOLVE RISKS AND UNCERTAINTIES  THAT MAY CAUSE
THE COMPANY'S  ACTUAL  EXPERIENCE TO DIFFER  MATERIALLY  FROM THAT  ANTICIPATED.
ESTIMATES  ARE  BASED ON  RELIABLE  INFORMATION  AND PAST  EXPERIENCE.  HOWEVER,
OPERATING RESULTS ARE

AFFECTED BY A WIDE  VARIETY OF FACTORS,  MANY OF WHICH ARE BEYOND THE CONTROL OF
THE COMPANY. FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THE LEVELS OF ORDERS WHICH
ARE  RECEIVED  AND CAN BE SHIPPED  IN A QUARTER;  CUSTOMER  ORDER  PATTERNS  AND
SEASONALITY;   COSTS  OF  LABOR,   RAW   MATERIALS,   SUPPLIES  AND   EQUIPMENT;
TECHNOLOGICAL  CHANGES;  COMPETITION AND COMPETITIVE  PRESSURES ON PRICING;  AND
ECONOMIC  CONDITIONS IN THE UNITED STATES AND WORLDWIDE.  ADDITIONALLY,  FACTORS
AND RISKS AFFECTING  OPERATING  RESULTS INCLUDE THOSE DESCRIBED IN THE COMPANY'S
REGISTRATION  STATEMENTS AND PERIODIC REPORTS FILED WITH THE U.S. SECURITIES AND
EXCHANGE COMMISSION.